As filed with the Securities and Exchange Commission on May 14, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ICHOR HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3185 Laurelview Ct. Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)

Ichor Holdings, Ltd. 2025 Omnibus Incentive Plan
Ichor Holdings, Ltd. 2016 Omnibus Incentive Plan
(Full title of the plans)
Jeffrey Andreson
Chief Executive Officer
Ichor Holdings, Ltd.
3185 Laurelview Ct.
Fremont, California 94538
(Name and address of agent for service)

(510) 897-5200
(Telephone number, including area code, of agent for service)

Copies to:
Robert M. Hayward, P.C.
Ben Richards
Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, Illinois 60654
(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Ichor Holdings, Ltd., a Cayman Islands exempt limited company (the “Company”) for the purpose of registering with the Securities and Exchange Commission (the “Commission”) (i) 1,200,000 ordinary shares, par value $0.0001 per share (the “Shares”) which represent Shares authorized and reserved for issuance under the Ichor Holdings, Ltd. 2025 Omnibus Incentive Plan (the “2025 Plan”), including Shares that may again become available for delivery with respect to awards under the 2025 Plan pursuant to the share counting, share recycling, and other terms and provisions of the 2025 Plan; (ii) 2,356,165 additional Shares that had been authorized for issuance and available under the Ichor Holdings, Ltd. 2016 Omnibus Incentive Plan (the “2016 Plan”) that have been rolled over into the 2025 Plan, including Shares that may again become available for delivery with respect to awards under the 2025 Plan pursuant to the share counting, share recycling, and other terms and provisions of the 2025 Plan; and (iii) 3,398,841 additional Shares which represent Shares authorized and reserved for issuance under the 2016 Plan (together with the 2025 Plan, the “Plans”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
The documents containing the information specified in Part I of this Registration Statement will be delivered to participants in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 of Part I will be included in documents that will be delivered to participants in the Plans pursuant to Rule 428(b) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:
(a) The Company’s Annual Report on Form 10-K for the year ended December 27, 2024, filed with the Commission on February 21, 2025;
(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2025, filed with the Commission on May 6, 2025; and
(c) The description of the Company’s Shares registered under Section 12(b) of the Exchange Act, which is contained in Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the year ended December 30, 2022, including any amendments or reports filed for the purpose of updating such description.
All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors to the maximum extent permitted by law for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud and dishonesty or willful default.

We have entered into indemnification agreements with each of our directors and officers pursuant to which we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
We also maintain standard policies of insurance that provide coverage (1) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits
The following documents are filed as exhibits to this Registration Statement.

Exhibit Number	Description of Exhibit

4.1
Amended and Restated Memorandum and Articles of Association, dated May 24, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 30, 2022 filed with the Commission on February 24, 2023)

4.2	Ichor Holdings, Ltd. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1/A filed with the Commission on November 29, 2016)
4.3
Ichor Holdings, Ltd. 2025 Omnibus Incentive Plan (incorporated by reference to Appendix B to the Company’s definitive proxy statement on Schedule 14A for its 2025 annual meeting of shareholders filed with the Commission on April 3, 2025)

5.1*	Opinion of Maples & Calder (Cayman) LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of Maples & Calder (Cayman) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
107*	Filing Fee Table

*Filed herewith.

Item 9.	Undertakings.
(a) The Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 14, 2025.

ICHOR HOLDINGS, LTD.

By:	/s/ Jeffrey Andreson
Name:	Jeffrey Andreson
Title:	Chief Executive Officer, Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Jeffrey Andreson and Greg Swyt, with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to him to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2025.

Name	Title

/s/ Iain MacKenzie	Chairman and Director

/s/ Jeffrey Andreson	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Greg Swyt	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Wendy Arienzo	Director

/s/ Laura Black	Director

/s/ Marc Haugen	Director

/s/ John Kispert	Director

/s/ Thomas Rohrs	Director

/s/ Jorge Titinger	Director

/s/ Yuval Wasserman	Director